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                                                                    EXHIBIT 23.5




         We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Hanover Bancorp, Inc. and Sterling Financial Corporation that is made a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-33976) and related prospectus of Sterling Financial Corporation for the registration of 3,733,342 shares of Sterling Financial Corporation's common stock and to the incorporation by reference therein of our report dated February 1, 2000, with respect to the consolidated financial statements of Hanover Bancorp, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP


Harrisburg, Pennsylvania
April 28, 2000